Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reschedules IP Payments

WATERTOWN, Mass., May 20, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today announced that it had completed the renegotiation of payment terms under certain intellectual property agreements. Payments due in the 12 months ending March 31, 2009 have been reduced by $3.5 million and shifted out by the same amount to later in 2009.  The Company expects a full response letter from the FDA on its recently filed NDA for ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, on or around the PDUFA date in Q1 2009.

Lawrence A. Gyenes, Chief Financial Officer of Acusphere, said, “We are very pleased to reach these agreements. They allow us to conserve cash, as we continue to work diligently on a range of potential strategic partnership and financing alternatives to fund our on-going business operations.”

Under the revised payment terms, the Company now expects to make the following IP payments: $1.1 million in Q2 2008 and $0.8 million in Q3 2008.  All other IP payments, including accrued interest, are due on or after May 2009.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s financial guidance for 2008, the efficacy, safety and tolerability of Imagify, the NDA and MAA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify  and other business development efforts, including partnership discussions. There can be no assurance that regulatory authorities will accept the Company’s NDA or MAA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. There can be no assurance that partnership discussions will result in an agreement. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2008 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact:
Mary T. Conway	Investors:
Conway Communications	Tel: (617) 925-3444
(617) 244-9682	Email: IR@acusphere.com
Media: (617) 648-8800

Acusphere, Inc.